Exhibit 99.1

COPsync Appoints Law Enforcement and Security Expert Brian Tuskan to Board of Directors

 Senior Director of Security at Microsoft Corporation Joins COPsync Board

DALLAS – June 8, 2015 – COPsync, Inc. (OTCQB: COYN) has appointed Brian Tuskan, Senior Director of Security at Microsoft Corporation, to its Board of Directors, effective immediately.  The company operates the nation's largest law enforcement real-time, in-car information sharing, communication and data interoperability network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk targets. With Mr. Tuskan's appointment, the Company's directors now number seven.

Mr. Tuskan has nearly three decades of experience in law enforcement and in the private security sector. He is also a subject matter expert in physical security technologies and security investigations, including major crimes, threat management/workplace violence mitigation, asset protection, frauds and thefts. With more than 14 years of corporate security experience as Senior Director of Security at Microsoft Corporation, he has led global enterprise security teams in the following areas: physical security operations, technology, investigations, communications, retail security, event security, intelligence and business development. He has also served more than 12 years in law enforcement with the City of Redmond Police (Washington) and the Honolulu Police Department (Hawaii). During his distinguished law enforcement career he served as a patrol officer, ATV specialized unit, SWAT tactical team member, criminal intelligence, undercover narcotics detective, major crimes detective and officer-in-charge.

Mr. Tuskan said, “With my years of experience in the law enforcement and security fields, I recognize the unmet and growing need for 21st century technologies to protect officers in the line of duty and to virtually connect law enforcement officers and departments together via a common communications platform so they can communicate as if they were one agency. The COPsync real-time information sharing and communication Network and its companion COPsync911 threat alert system, both hosted in the Microsoft Azure cloud, represent ‘best of breed’ solutions to help officers better protect us from common criminals, gang members and terrorists who roam freely throughout the U.S. and help keep our schools and schoolchildren safer. I look forward to working with COPsync’s management and fellow Board members to further these important goals.”

Ronald A. Woessner, chief executive officer of COPsync, said, “Brian brings tremendous law enforcement and security technology experience to COPsync. We are extremely fortunate to have him serve on our Board, and we intend to draw heavily on his vast professional network and impeccable reputation to help us execute our business plan to deploy the COPsync Network and its companion COPsync911 threat alert system to law enforcement agencies, schools and other at-risk facilities throughout the entirety of the U.S.”

COPsync Press Release
June 8, 2015
Page Two

Mr. Tuskan is also the founder of “Cop to Corporate,” which helps law enforcement professionals plan their transition to the private sector, and TUSKAN, LLC, a security consulting and training firm. He has a Criminal Justice degree from Wayland Baptist University, is a graduate of the University of Washington (Foster School of Business) Executive Development Program and has a Leadership Certificate from Georgetown University. He serves on the Microsoft Worldwide Public Safety and Justice Advisory Council, is an Advisory Board Member with Secure Strategy Group, and served on the ASIS Leadership & Management Practices Council.

About COPsync

COPsync, Inc. (OTCQB: COYN) is a technology company that improves real-time communication across law enforcement jurisdictions and helps public safety officials prevent and respond quickly to crime. The COPsync Network gives officers instant access to actionable, mission-critical data and to local, state and federal law enforcement databases. The system also enables officers to collect payment for outstanding misdemeanor warrants in real-time at the point of incident.

The Network's companion COPsync911 system enables courts, schools, hospitals, government buildings, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of crisis, thereby protecting schools, school children, employees and others. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. The COPsync Network saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The company also sells VidTac®, an in-vehicle, software-driven video system for law enforcement. For more information, visit www.copsync.com and www.copsync911.com.

For company logo, see: http://www.globenewswire.com/newsroom/prs/?pkgid=13013.

Contact:

COPsync, Inc.
Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Dian Griesel Int'l.
Enrique Briz
212-825-3210
ebriz@dgicomm.com